Term Sheet

Filed pursuant to Rule 433

Registration Statement No. 333-239038

January 4, 2021

United Mexican States

Final Terms and Conditions

3.750% Notes due 2071

Issuer:	United Mexican States

Transaction:	3.750% Notes due 2071 (the “Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S.$3,000,000,000

Issuer Ratings:	Baa1 (negative)/BBB (negative)/BBB- (stable) (Moody’s/Standard & Poor’s/Fitch)*

Expected Issue Ratings:	Baa1/BBB/BBB- (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	April 19, 2071

Pricing Date:	January 4, 2021

Settlement Date:	January 19, 2021 (T+10)

Coupon:	3.750%

Coupon Payment Frequency:	Semiannual

Issue Price:	100.000%, plus accrued interest, if any, from January 19, 2021

Reference Benchmark Treasury:	1.375% due August 15, 2050

Reference Benchmark Treasury Price and Yield:	93-13 3/4 ; 1.657%

Re-offer Spread over Benchmark Treasury:	209.3 bps

Yield to Maturity:	3.750%

Interest Payment Dates:	April 19 and October 19 of each year, commencing on April 19, 2021

Optional Redemption:	Mexico will have the right at its option to redeem the Notes, in whole or in part, at any time or from time to time on or after January 19, 2026 through their maturity. If redeemed prior to October 19, 2070 (six months prior to the Maturity Date), Make-Whole Call calculated at Treasuries +30 bps. If redeemed on or after October 19, 2070 (six months prior to the Maturity Date), at par (in each case, at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice).

Clearing:	Euroclear / Clearstream

Purchase Price:	U.S.$3,000,000,000

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York or Taipei

Underwriting Commission:	0.220%

Commission:	Deutsche Bank AG, Taipei Branch (U.S.$1,694,000) Goldman Sachs (Asia) L.L.C., Taipei Branch (U.S.$1,683,000) HSBC Bank (Taiwan) Limited (U.S.$1,683,000) Morgan Stanley Taiwan Limited (U.S.$1,540,000)

Listing/Trading:	Application will be made to the Taipei Exchange (the “TPEx”) and to the Luxembourg Stock Exchange – Euro MTF Market Luxembourg.**

ROC Selling Restrictions:	The Notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly, to investors other than “professional institutional investors” as defined under Paragraph 2, Article 4 of the Financial Consumer Protection Act of the Republic of China (“ROC”), which currently include (i) overseas or domestic banks, securities firms, futures firms and insurance companies (excluding insurance agencies, insurance brokers and insurance surveyors), the foregoing as further defined in more detail in Paragraph 3 of Article 2 of the Organization Act of the Financial Supervisory Commission of the ROC, (ii) overseas or domestic fund management companies, government investment institutions, government funds, pension funds, mutual funds, unit trusts, and funds managed by financial service enterprises pursuant to the ROC Securities Investment Trust and Consulting Act, the ROC Futures Trading Act or the ROC Trust Enterprise Act or investment assets mandated and delivered by or transferred for trust by financial consumers, and (iii) other institutions recognized by the Financial Supervisory Commission of the ROC. Purchasers of the Notes are not permitted to sell or otherwise dispose of the Notes except by transfer to a professional institutional investor.

ISIN:	XS2280637039

Common Code:	228063703

Joint Book-Running Managers /Allocation:

Deutsche Bank AG, Taipei Branch (U.S.$2,270,000,000)

Goldman Sachs (Asia) L.L.C., Taipei Branch (U.S.$200,000,000)

HSBC Bank (Taiwan) Limited (U.S.$250,000,000)

Morgan Stanley Taiwan Limited (U.S.$280,000,000)

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

**

The TPEx is not responsible for the content of this document and no representation is made by the TPEx as to the accuracy or completeness of this document. The TPEx expressly disclaims any and all liability for any losses arising from, or as a result of the reliance on, all or part of the content of this document. Admission to listing and trading of the Notes on the TPEx shall not be taken as an indication of the merits of the Issuer or the Notes.

A prospectus dated June 9, 2020 accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520164581/0001193125-20-164581-index.htm.

A preliminary prospectus supplement, subject to completion, dated January 3, 2021, for the Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312521000159/d58188d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2019 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520242553/0001193125-20-242553-index.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, Taipei Branch at +886-2- 21924666, Goldman Sachs (Asia) L.L.C., Taipei Branch at +886-2-27304375, HSBC Bank (Taiwan) Limited at +886-2-66339999 or Morgan Stanley Taiwan Limited at +886-2-27302888.

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

No UK PRIIPs KID – No key information document (KID) required by Regulation (EU) No 1286/2014 (as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018) (“UK PRIIPs”) has been prepared as not available to retail in UK.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.